Exhibit 10.7

December 30, 2004	FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (“Forbearance Agreement”) is entered into as of December 30, 2004, and will serve to confirm certain agreements of Merrill Lynch Business Financial Services Inc. (“MLBFS”), DREAMS PRODUCTS, INC. (d/b/a Mounted Memories) a Utah corporation (“Customer”), DREAMS INC. a Utah corporation (“Dreams”), and DREAMS FRANCHISE CORPORATION a California Corporation (“Dreams Franchise”) with respect to the following:

(i)	that certain WCMA REDUCING REVOLVER LOAN AND SECURITY AGREEMENT NO. 760-07K52 dated as of November 17, 2003 between MLBFS and Customer, including any extensions or amendments thereto (the “WCMA RR Agreement”);

(ii)	that certain WCMA LOAN AND SECURITY AGREEMENT NO. 760-07H76 dated as of December 20, 2000 between MLBFS and Customer, including any extensions or amendments thereto (the “WCMA Loan Agreement”);

(iii)	that certain UNCONDITIONAL GUARANTY dated as of November 17, 2003 (amended and restated from December 20, 2000), and given by Dreams to MLBFS;

(iv)	that certain UNCONDITIONAL GUARANTY dated as of November 17, 2003 (amended and restated from December 20, 2000), and given by Dreams Franchise to MLBFS;

(v)	that certain SECURITY AGREEMENT dated as of November 17, 2003 (amended and restated from December 20, 2000), and given by Dreams to MLBFS; and

(vi)	that certain SECURITY AGREEMENT dated as of November 17, 2003 (amended and restated from December 20, 2000), and given by Dreams Franchise to MLBFS.

For purposes of this letter, (i) the WCMA Loan Agreement, the WCMA RR Agreement, along with each of the other documents listed above will collectively be referred to as the “Loan Documents”, and (ii) Customer, Dreams, and Dreams Franchise will collectively be referred to herein as “Obligors”. MLBFS and Obligors are hereafter referred to as “Parties”. The Parties acknowledge that the Loan Documents reflect all of the Obligations owed by the Obligors to MLBFS. Capitalized terms used herein and not defined herein shall have the meaning set forth in the Loan Documents.

RECITALS

1.	The WCMA Loan Agreement expired by it terms on November 30, 2004, and MLBFS has advised the Obligors that it has elected not to renew the line of credit and the obligation of MLBFS under the WCMA Loan Agreement;

2.	As a result of the maturity of the Obligations under the WCMA Loan Agreement, and the failure of the Customer to make full payment to MLBFS upon the maturity of the loans, MLBFS is entitled to exercise its rights and remedies under the Loan Documents and applicable law;

3.	Obligors and MLBFS have engaged in discussions relating to the circumstances under which MLBFS will forbear from exercising its rights and remedies under the Loan Documents, defer the full and immediate collection of the Obligations, and permit the Obligors to repay the Obligations over the next several months, provided no Default Event (as hereinafter defined) shall occur under this Forbearance Agreement and all Obligations are paid in full in accordance with the terms of This Forbearance Agreement;

4.	Although MLBFS is under no obligation to do so, MLBFS has agreed (i) to forbear from exercising its rights and remedies under the Loan Documents, (ii) to defer the full and immediate collection of the Obligations, and (iii) to permit Obligors to repay the outstanding Obligations over a period of time, in each case, as set forth in this Forbearance Agreement, subject to Obligors’ compliance with all of the terms set forth in this Forbearance Agreement.

Now therefore, in consideration of the premises and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1. Recitals. The Recitals are true, accurate and complete, are not misleading in any material respect, constitute a material part of this Forbearance Agreement, and are incorporated by reference as if fully set forth herein.

2. Acknowledgment of Defaults and Events of Default. Obligors acknowledge and agree: (i) that the loans made by MLBFS to the Obligors pursuant to the Loan Documents have matured and have become fully due and payable in accordance with their terms and the Obligors have not, as of the date hereof, repaid the Obligations; (ii) that Obligors, as a result of the maturity of the loans, have no further right to borrow any additional funds under the Loan Documents in any capacity; and (iii) that MLBFS has not waived any of the rights and remedies available to MLBFS with respect to the repayment of the Obligations, in any respect, except as expressly set forth in this Forbearance Agreement.

3. Exercise of Remedies. Obligors acknowledge that since all of the loans made pursuant to the Loan Documents have matured and become fully due and payable, except as expressly set forth in this Forbearance Agreement, (i) MLBFS has had and continues to have the right to exercise any remedies it may have under the Loan Documents, including, without limitation, the right to require the full and immediate repayment of the principal of and interest on the WCMA Loan Balance and all Obligations and all other amounts outstanding under the Loan Documents; and (ii) MLBFS’ exercise of any remedies under the Loan Documents and/or applicable law would be adequate and proper in all respects.

4. Modifications to the Loan Documents: As a material inducement for MLBFS to forbear from exercising its rights and remedies under the Loan Documents and applicable law, and to defer the full and immediate collection of the Obligations, subject to the terms hereof, effective as of the “Effective Date” (as defined below), the Loan Documents are hereby amended as follows:

(a)	The term “Interest Rate” shall mean a variable per annum rate of interest equal to the sum of 4.00% and the One-Month LIBOR. “One-Month LIBOR” shall mean, as of the date of any determination, the interest rate then most recently published in the “Money Rates” section of The Wall Street Journal as the one-month London Interbank Offered Rate. The Interest Rate will change as of the date of publication in The Wall Street Journal of a One-Month LIBOR that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the One-Month LIBOR, MLBFS will choose a reasonably comparable index or source to use as the basis for the Interest Rate.

(b)	A/R Aging and Inventory Report. In addition to existing requirements, Customer and all Obligors shall provide or cause to be provided to MLBFS within 15 days after the close of each fiscal month of Customer, a copy of (a) the Accounts Receivable Aging and (b) the Inventory Report (as and to the extent applicable, breaking out Inventory by location, and separately reporting any work in process) of Customer and each other Obligor as of the end of such fiscal month. All financial information required to be furnished by Customer or any other Obligor to MLBFS hereunder will be certified as correct in all material respects by the party who has prepared such information, and, in the case of internally prepared information with respect to Customer of any other Obligor, certified as correct by the respective chief executive officer or chief financial officer of Customer or such other Obligor, as applicable (at the option of the Customer or Obligor, as applicable).

(c)	In addition to the existing representations and warranties, Customer and each of the Obligors further covenant and agree, that at all times hereafter, that:

i. Collateral Value. As of the date hereof, and at all times thereafter, the aggregate of the Approved Cash or Cash Equivalent (as hereinafter defined, the book value of Customer’s Inventory (i.e. cost less depreciation) and Accounts Receivable (excluding Accounts over 90 days old, Chattel Paper with installments or other sums more than 90 days past due, Accounts and Chattel Paper directly or indirectly due from any shareholder, officer or employee of Customer or any affiliated entity, Accounts due from any governmental authority or body and

Accounts and Chattel Paper due from persons or entities not domiciled in the United States) (the “Qualified Accounts Receivable”) shall not be less than the lesser of (1) $9,000,000 or (2) the greater of (a) the sum of the aggregate of the Approved Cash or Cash Equivalents, the book value of Customer’s Inventory and Qualified Accounts Receivable of the Customer and other Obligors as of December 31, 2004 (based in the case of Customer’s Inventory on the actual physical inventory regularly conducted by Customer and the other Obligors as of such date), or (b) $9,000,000. For purposes hereof, the term “Approved Cash or Cash Equivalent shall mean that amount of the cash or cash equivalent or other assets acceptable to MLBFS in its sole and absolute discretion that has been pledged, conveyed and assigned to MLBFS by Customer or another Obligor, granting MLBFS a first lien and security interest upon such cash and cash equivalents and other acceptable assets pursuant to such security agreements as MLBFS may hereinafter accept in its sole and absolute discretion.

ii. Subordinated Debt. The aggregate outstanding indebtedness of the Customer and the other Obligors subordinated to the Obligations shall not be less than $1,000,000.00, unless and until one of the following shall have occurred: (1) all Obligations shall have been repaid in full, (2) the Customer shall have consummated or shall have contemporaneously therewith consummated a Rights Offering (as described below) or other sale of equity securities of the Customer or any other Obligor resulting in net proceeds to the Customer of at least $2,000,000 (of which $1,000,000 may be used to repay any such subordinated indebtedness, provided following such consummation of such Rights Offering or other offering of equity securities, Customer or any other Obligor has an equity infusement of $1,000,000.00 more than that existing immediately prior to the consummation of such Rights Offering or other offering of equity securities) or (3) the aggregate outstanding indebtedness of Customer to any other obligor or any third party, which shall be subordinated to the Obligations in form and substance acceptable to MLBFS in its sole and absolute discretion, is in an amount not less than $1,000,000.00. The Parties acknowledge that any outstanding indebtedness for money borrowed by the Customer or by any of the other Obligors for the benefit of the Customer, which is hereinafter incurred, shall be made in accordance with the express terms of a written subordination agreement prepared or approved in writing by MLBFS and executed by the applicable subordinated creditor. The Parties further acknowledge that notwithstanding anything to the contrary contained in this Forbearance Agreement or in any such subordination agreement, all or any portion of the subordinated debt, described above, may at the option of the Customer or other Obligor be converted into equity of the Customer in connection with the Rights Offering or other sale of equity securities at such a conversion ratio as the Customer and its Board of Directors shall deem appropriate and the amount of such subordinated debt shall be included as net proceeds received by Customer in connection with the Rights Offering or other sale of equity securities for purposes of determining if the $2,000,000 threshold described above has been met.

iii. Salaries and Distributions. Unless and until all Obligations have been indefeasible paid to MLBFS: (i) no Obligor shall directly or indirectly make any loans or distributions to or guaranty any of the debt of any of its respective shareholders; and (ii) the salaries, bonuses and other compensation directly or indirectly paid by Customer or any Obligor to Sam Battistone or Ross Tannebaum or both of them, heretofore deferred and/or hereinafter deferred, shall not be paid; provided, however, that notwithstanding the foregoing, the Customer shall have the right to pay to Ross Tannenbaum an amount equal to $1,000 per month to enable him to continue to qualify as an employee entitled to participate in the insurance plans and policies of the Customer and other Obligors in which he participates as of the date hereof or any other insurance plans and policies in which the executives of the Obligors may participate from time to time.

(d)	As to the WCMA RR Agreement the following terms shall have the following meanings:

i.	The term “Termination Date” shall mean the first to occur of: (i) the last Business Day of the seventeenth (17th) full calendar month following the Closing Date, or (ii) April 29, 2005, or (iii) if earlier, the date of termination of the WCMA Line of Credit pursuant to the terms of this Forbearance Agreement.

ii.	Section 3.6 of the WCMA RR Agreement is hereby amended and restated to read as follows:

1. Periodic Reduction of Maximum WCMA Line of Credit. Commencing on the last Business Day of the first full calendar month following the Closing Date, and continuing on the last Business Day of each calendar month thereafter to and including the last Business Day of the sixteenth (16th) such calendar month, the Maximum WCMA Line of Credit shall be reduced by an amount equal to the amount set forth below opposite the number of such month following the Closing Date as follows:

Months	Monthly Reduction (Percentage of Loan Amount)
1-12	$10,000.00
13-16	$20,000.00

Unless the WCMA Line of Credit shall have been earlier terminated pursuant to the terms of this Forbearance Agreement, on the last Business Day of the seventeenth (17th) calendar month following the Closing Date, the WCMA Line of Credit shall, without further action of either of the parties hereto, be terminated, Customer shall pay to MLBFS the entire WCMA Loan Balance, if any, and all other Obligations, and the WCMA Account, at the option of Customer, will either be converted to a WCMA Cash Account (subject to any requirements of MLPF&S) or terminated. No failure or delay on the part of MLBFS in entering into the WCMA computer system any scheduled reduction in the Maximum WCMA Line of Credit pursuant to this Section shall have the effect of preventing or delaying such reduction.

(e)	As to the WCMA Loan Agreement the following terms shall have the following meanings:

i.	The term “Maximum WCMA Line of Credit” shall mean, (i) as of the Effective Date (as hereinafter defined) through and including the calendar day immediately preceding the “Change Date” (as hereinafter defined), $4,500,000.00 and (iii) effective the Change Date through April 29, 2005, $3,500,000.00. For purposes hereof, the term “Change Date” shall mean the earlier to occur of (a) the date of the closing of any transaction involving the sale of $2,200,000.00, or any other sum, in equity by the Customer or any Obligor through a “rights offering” or any other equity offering consummated by Customer or any Obligor (the “Rights Offering”), or (b) March 31, 2005. CUSTOMER AGREES THAT IT WILL, WITHOUT DEMAND, INVOICING OR THE REQUEST OF MLBFS, FROM TIME TO TIME MAKE SUFFICIENT PAYMENTS ON ACCOUNT OF THE WCMA LOAN BALANCE TO ASSURE THAT THE WCMA LOAN BALANCE WILL NOT AT ANY TIME EXCEED THE MAXIMUM WCMA LINE OF CREDIT, AS REDUCED EACH MONTH PURSUANT TO THIS SECTION IN THE AMOUNTS SPECIFIED IN THIS SECTION.

5. Loan Documents. Obligors acknowledge and agree as of the date hereof (i) that the Loan Documents are legal, valid and binding obligations of Obligors and are enforceable in accordance with their terms by MLBFS, and (ii) that Obligors have no defenses, counterclaims or rights of set-off which would affect MLBFS’ ability to enforce the Loan Documents. If Obligors have any such defenses, counterclaims or rights of setoff as of the date hereof, Obligors, through their execution of this Forbearance Agreement, hereby waive such defenses, counterclaims or rights of setoff. Except as expressly amended hereby, the Loan Documents shall continue in full force and effect upon all of their terms and conditions. By their execution of this Forbearance Agreement, the Obligors hereby consent to the foregoing modifications to the Loan Documents, and hereby agree that the “Obligations” under their respective Unconditional Guaranty, and/or agreements providing collateral shall extend to and include the Obligations of Customer under the Loan Documents, as amended hereby.

6. Representations of Obligors. In addition to any representations set forth in the Loan Documents, all of which are hereby ratified and confirmed in all respects as of the date hereof, Obligors represent: (i) that Customer is validly existing and in good standing under the laws of the state of Utah and in any other state where it conducts its business; (ii) that Customer’s principal place of business and the locations of the Collateral are currently set forth on Schedule A attached hereto; (iii) that MLBFS has a validly perfected and enforceable first lien on and security interest in the Collateral; (iv) that none of the Collateral is subject to any lien, encumbrance or security interest other than the liens and security interests of MLBFS; (v) except as set forth on Schedule B attached hereto and made a part hereof, that no litigation, arbitration, administrative or governmental proceedings are pending or, to the knowledge of Obligors, are threatened against Obligors, which would, if adversely determined, materially and adversely affect the liens and security interests of MLBFS hereunder or under any of the Loan Documents, the financial condition of any Obligor or the continued operations of any Obligor.

7. Forbearance Fee. Obligors agree, concurrent with their execution of this Forbearance Agreement, to pay MLBFS a non-refundable Forbearance Fee of $7,500.00 covering the period between the Effective Date and April 29, 2005 (the “Forbearance Period”). Customer agrees to pay the Forbearance Fee with a check drawn on a non-Merrill Lynch checking account, and agrees that the Forbearance Fee will be fully non-refundable once it has been paid. Obligors further agree that additional forbearance fees will become due and owing to MLBFS for any extensions to this Forbearance Agreement granted by MLBFS.

8. Default Interest Rate Provision. Obligors hereby agree that upon the occurrence of a Default Event under this Forbearance Agreement, or any event which with the giving of notice, passage of time, or both, would constitute an Default Event under this Forbearance Agreement (a “Default”), but without limiting any rights or remedies otherwise available to MLBFS or waiving such Default, the interest payable by Customer under the Loan Documents shall at the option of MLBFS be payable at a rate equal to the sum of the Interest Rate (as defined in the Loan Documents) plus 2.0% per annum (the “Default Interest Rate”). The Default Interest Rate, once implemented, shall continue to be payable by Customer and apply to the Obligations of Customer under the Loan Documents for so long as MLBFS shall elect to have such rate apply to the Obligations.

9. Obligations of MLBFS. Provide that no Default Event has occurred during the time from of the date hereof through and including April 29, 2005, then MLBFS will forbear from exercising its legal rights and remedies as a secured creditor under the Loan Documents, including without limitation, the WCMA Loan Agreement and the related Unconditional Guaranties and Security Agreements, or under common or statutory law until April 29, 2005. Additionally, upon mutual consent of MLBFS and Obligors, in the sole and absolute discretion of either or both Parties, this Agreement may be renewed for an additional period beyond the Forbearance Period.

10. Release of MLBFS. With the exception of MLBFS’ duties and obligations under this Forbearance Agreement and the duties and obligations under the Loan Documents which continue in effect pursuant to and following the execution of this Forbearance Agreement, Obligor(s), for itself and by its respective employees, agents, servants and representatives, completely release and forever discharge MLBFS and its parents, affiliates, subsidiaries, and divisions, and each such entity’s officers, directors, shareholders, employees, owners, partners, agents, successors, and assigns, of and from any and all causes of action, claims, or demands whatsoever, in law or in equity, whether now known or hereafter discovered, including but not limited to those that in any way pertain to the Loan Documents or arise from the conduct of MLBFS, its parents, affiliates, subsidiaries, and divisions.

11. No Insolvency. Obligors hereby represent and warrant that as of the date hereof, they: (i) are not Insolvent (as defined below), and will not be rendered Insolvent as a result of executing and performing under this Forbearance Agreement, or any other document or agreement executed and/or delivered to MLBFS in connection with this Forbearance Agreement, and (ii) will not be left with remaining property that constitutes unreasonably small capital or property the value of which was unreasonably small in relation to their businesses. For purposes of this Forbearance Agreement, the word “Insolvent” means that the present fair saleable value (i.e. the amount that would be arrived at by a willing seller and a willing buyer under no compulsion to make a sale) of Obligors’ assets is less than the amount that will be required to pay the probable liability on existing debts (including, without limitation, any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) as they become absolute and matured.

12. Default Event. The occurrence of any of the following events shall constitute a “Default Event” under this Forbearance Agreement: (i) MLBFS does not receive any of the payments set forth in this Forbearance Agreement by the applicable due dates; (ii) Obligors default in the performance or observance of any covenant or provision to be performed or observed under this Forbearance Agreement, any other agreement entered into by the Parties following the date hereof pursuant to this Forbearance Agreement; (iii) any representation or warranty made by Obligors contained in this Forbearance Agreement, or any other agreement entered into by the Parties pursuant to this Forbearance Agreement following the date hereof, or any of the Loan Documents shall at any time following the date hereof prove to have been incorrect in any material respect when made; (iv) a proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt or receivership law or statute shall be filed or consented to by any or all of the Obligors, or any such proceeding shall be filed against any or all of the Obligors, or any or all of the Obligors shall make a general assignment for the benefit of creditors, or any or all of the Obligors shall generally fail to pay or admit in writing their inability to pay their debts as they become due, or any or all of the Obligors shall be adjudicated as bankrupt or insolvent. For purposes hereof, the Parties acknowledge that any and all rights to cure and/or notices required under the Loan Documents shall not be effected by the provisions hereof, and to the extent such rights for cure or notice is required, such rights and requirements shall continue hereunder. The parties acknowledge that (1) Customer and the other Obligors may presently be in default under the Loan Documents and such defaults may give rise to one or more Events of Default under the Loan Documents, (2) Customer and the other Obligors may be in default under the Loan Documents and such defaults may give rise to one or more Events of Default under the Loan Documents between the Effective Date and April 29, 2005, and (3) no such defaults or Events of Defaults described in (1) or (2) which arise from non-compliance with any financial covenants contained in any of the Loan Documents or those set forth on Schedule C shall constitute a Default Event hereunder unless the facts and circumstances giving rise to such defaults or Events of Default shall, notwithstanding the Loan Documents, otherwise independently give rise to a Default Event hereunder.

13. Remedies. Upon the occurrence of a Default Event, in addition to the remedies available to MLBFS under the Loan Documents, MLBFS shall have all rights hereunder and under law and equity, including but not limited to the following rights:

(i) MLBFS may obtain a replevin order by consent in a replevin action in favor of MLBFS and against Customer or any other Obligor, jointly and severally, with respect to all Collateral. This replevin may be filed in Illinois, Georgia, or such other jurisdiction as permitted by law. Obligors agree to not contest the entry of a consent replevin order should it be pursued by MLBFS.

(ii) MLBFS may demand and obtain from the Obligors any and all Collateral without the need for judicial process. MLBFS may, at any time, take possession of any portion or all of the Collateral and keep it on the premises of Customer or any Obligor, at no cost to MLBFS, or remove any part of it to such other location or place as MLBFS may desire; or Customer or any Obligor shall, upon demand of MLBFS, at the sole cost of Customer or such Obligor, assemble the Collateral and make it available to MLBFS at a place reasonably convenient to MLBFS.

(iii) MLBFS may file a lawsuit against either or both of the Obligors for the sole purpose of having a trial court enter judgment in favor of MLBFS against Obligors for all amounts owed by them. Obligors agree to not contest the entry of said judgment.

(iv) MLBFS shall have any and all default rights and remedies of a secured party under the Uniform Commercial Code.

(v) Obligors hereby consent to the appointment of a receiver by MLBFS or any court of competent jurisdiction in any action initiated by MLBFS pursuant to this Forbearance Agreement or the Loan Documents, and each Obligor hereby waives notice and posting of a bond in connection therewith. Such receiver so appointed may be MLBFS. Such appointment shall be without regard to the value of the Collateral at the time the receivership is sought, and without the applicant being required to post a bond. The receivership may be appointed without notice and without regard to the solvency or insolvency of the person or persons, if any, liable for the repayment of the Obligations.

(vi) MLBFS may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as MLBFS deems advisable, at MLBFS’ discretion. MLBFS may, if MLBFS deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale.

(vii) Obligors agree that MLBFS has no obligation to preserve rights to the Collateral or marshal any assets, including the Collateral, for the benefit of any person.

(viii) Where applicable, MLBFS is hereby granted a license or other right to use, without charge, Obligors’ labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production, advertising or selling any Collateral and Obligor’s rights under all licenses and all franchise agreements shall inure to MLBFS’s benefit. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Customer at its address set forth above in this Forbearance Agreement at least five (5) business days before sale or other disposition. The proceeds of any sale shall be applied first to all attorney fees and other expenses of sale, and second on account of the Obligations in such order as MLBFS shall elect, in its sole discretion. MLBFS shall return any excess proceeds to Obligors. However, all Obligors shall remain jointly and severally liable for any deficiency to the fullest extent permitted by law.

(ix) Except as otherwise provided herein, MLBFS shall have the continuing and exclusive right to apply or reverse and reapply any and all payments to any portion of the Obligations in such order and in such manner as MLBFS, in its sole discretion, shall determine. If Obligors make a payment, or if MLBFS receives any payment or proceeds of the Collateral which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor-in-possession, receiver or any other party under any bankruptcy law, common law or equitable cause, or otherwise, then the Obligations or the portion of the Obligations that was intended to be satisfied by such payment shall be revived and continue as if such payment or proceeds had not been received by MLBFS.

(x) Obligors shall perform without objection any other act required or requested by MLBFS in accordance with the terms of this Forbearance Agreement under any right or remedy given to it pursuant to the Loan Documents or under the law.

14. Sales of Assets. Without the prior written consent of MLBFS, Obligors shall not sell, transfer or otherwise dispose of any of their assets or Collateral other than in the ordinary course of dealing.

15. Execution of Documents. Obligors agree to execute all documents necessary to effectuate the terms and conditions of this Forbearance Agreement.

16. Insurance. Obligors agree that the Obligors shall maintain insurance on all Collateral under a policy or policies of physical damage insurance for the full replacement value thereof, providing that losses will be payable to MLBFS as its interests appear pursuant to the lender’s or mortgagee’s long form loss payable endorsement. Obligors shall further maintain a policy or policies of commercial general liability. Obligors further agree that MLBFS may at its sole and absolute discretion, obtain, and maintain insurance on the Collateral under a policy or policies of physical damage insurance for the full replacement value thereof and providing that losses will be payable to MLBFS. Obligors agree to execute any and all documents necessary in order for MLBFS to obtain and maintain insurance on the Collateral.

17. Course of Dealing. No course of dealing on the part of Obligors or any delay or failure on the part of MLBFS to exercise any right shall operate as a waiver of such rights or otherwise prejudice MLBFS’ rights, powers or remedies.

18. No Further Advance. Obligors acknowledge and agree, except as expressly provided for in this Forbearance Agreement, that MLBFS has no obligation to advance, provide or loan any further or additional monies or credit to Customer, and that MLBFS has no obligation to grant any further forbearance to Obligors or to further extend the time for the repayment of the Obligations except as and to the extent set forth in this Forbearance Agreement.

19. Mutual Consent. The Parties each acknowledge that this Forbearance Agreement has been negotiated at arms length, that each has had the opportunity to consult with legal counsel of their choosing, if so desired, about the consequences and effect of entering into this Forbearance Agreement, and that the Parties have entered into this Forbearance Agreement of their own free will, without force, coercion or duress.

20. Fax Signature. This Forbearance Agreement may be signed by fax copy with any duplicate original to follow, which original shall have the same force as one document with original signatures. Thereafter, the Parties may sign original confirmation agreements.

21. Governing Law. This Forbearance Agreement shall be governed in all respects by the laws of the State of Illinois.

22. Binding Agreement. This Forbearance Agreement shall be binding upon, and shall inure to the benefit of MLBFS, the Obligors and their respective successors and assigns. Obligors shall not assign any of their rights or delegate any of their obligations under this Forbearance Agreement without the prior written consent of MLBFS. Unless otherwise expressly agreed to in a writing signed by MLBFS, no such consent shall in any event relieve Obligors of any of their obligations under this Forbearance Agreement.

23. No Release of Security. Nothing contained herein shall annul, release, vary, modify or affect the liens or the priority of the liens securing the Obligations, as the case may be, any guaranty, lien, priority assignment or security interest in favor of MLBFS, or any right, title, interest, claim, lien or priority which MLBFS now has or may hereafter have in or to any property securing the Obligations, all of which shall continue in full force and effect. MLBFS specifically reserves and shall have all rights and remedies available to it under the provisions of the Loan Documents and in any agreement with respect to security for the repayment thereof.

24. Not a Novation. This Forbearance Agreement is not a novation or a creation of any new indebtedness, and is not to be construed as a release or modification of any of the terms, conditions, warranties, waivers or rights set forth in the Loan Documents, except as expressly provided herein.

25. Headings. Section headings used in this Forbearance Agreement are for convenience only and shall not affect the construction of this Forbearance Agreement.

26. Neutral Interpretation. This Forbearance Agreement constitutes the product of negotiation of the Parties hereto and in the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof. Whenever the context so requires, the masculine gender shall include the feminine or neuter, the singular shall include the plural, and vice versa.

27. Review by Legal Counsel. Obligors acknowledge that they have thoroughly read and reviewed the terms and provisions of this Forbearance Agreement, are familiar with all of the terms, and clearly understand and fully and unconditionally consent to each of them. Obligors have had the full benefit and advice of legal counsel of their own choosing, or the opportunity to obtain the benefit and advice of legal counsel of their own choosing, in order to understand the terms, meanings and effect of entering into this Forbearance Agreement. Obligors represent and warrant that their execution of this Forbearance Agreement and the delivery of the documents is done freely and voluntarily, with full knowledge and without duress, force or coercion, and that Obligors have relied on no other representations, whether written, oral, express or implied, made to them by MLBFS or any party as the reason they executed this Forbearance Agreement.

28. Counterparts. This Forbearance Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original document, and all of which counterparts, when taken together, shall constitute one and the same agreement.

29. Authority to Execute. The Parties to this Forbearance Agreement, and each of their representatives, represent and warrant to the other Parties that they have the full power and authority to execute this Forbearance Agreement in the capacity in which they are signing, that they have the full power and authority to execute and deliver this Forbearance Agreement without the necessity or joinder of any other third party, that each of the Parties and its undersigned representative is legally competent to execute this Forbearance Agreement, and that each of the Parties has not assigned, transferred, sold, pledged or in any other manner whatsoever conveyed any right, title, interest or claim of any portion of the Loan Documents to any other party.

30. Severability. In the event that any provision of this Forbearance Agreement is held to be unenforceable or invalid, the remaining provisions hereof shall nevertheless be given full force and effect.

31. Jurisdiction; Waiver. THE OBLIGORS ACKNOWLEDGE THAT THIS FORBEARANCE AGREEMENT IS BEING ACCEPTED BY MLBFS IN PARTIAL CONSIDERATION OF MLBFS’ RIGHT AND OPTION, IN ITS SOLE DISCRETION, TO ENFORCE THIS FORBEARANCE AGREEMENT AND THE LOAN DOCUMENTS IN EITHER THE STATE OF ILLINOIS OR IN ANY OTHER JURISDICTION WHERE THE OBLIGORS OR ANY COLLATERAL FOR THE OBLIGATIONS MAY BE LOCATED. THE OBLIGORS CONSENT TO JURISDICTION IN THE STATE OF ILLINOIS AND VENUE IN ANY STATE OR FEDERAL COURT IN COOK COUNTY FOR SUCH PURPOSES, AND THE OBLIGORS WAIVE ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE. THE OBLIGORS FURTHER WAIVE ANY RIGHTS TO COMMENCE ANY ACTION AGAINST MLBFS IN ANY JURISDICTION EXCEPT IN COOK COUNTY AND THE STATE OF ILLINOIS. MLBFS AND THE OBLIGORS HEREBY EACH EXPRESSLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE OBLIGATIONS, THIS FORBEARANCE AGREEMENT, ANY ADDITIONAL AGREEMENTS RELATED HERETO, THE LOAN DOCUMENTS AND/OR ANY OF THE TRANSACTIONS WHICH ARE THE SUBJECT MATTER OF THIS FORBEARANCE AGREEMENT, ANY ADDITIONAL AGREEMENTS RELATED HERETO, OR THE LOAN DOCUMENTS.

32. Integration. THIS FORBEARANCE AGREEMENT, TOGETHER WITH THE LOAN DOCUMENTS AND ANY ADDITIONAL AGREEMENTS RELATED HERETO, CONSTITUTES THE ENTIRE UNDERSTANDING AND REPRESENTS THE FULL AND FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR WRITTEN AGREEMENTS OR PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. NO AMENDMENT OR MODIFICATION OF THIS FORBEARANCE AGREEMENT OR ANY OF THE ADDITIONAL AGREEMENTS TO WHICH ANY OF THE OBLIGORS ARE A PARTY SHALL BE EFFECTIVE UNLESS IN A WRITING SIGNED BY MLBFS AND EACH OBLIGOR.

33. Return of Executed Documents. If no further Event of Default, or event which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occurred and be continuing under the terms of the Loan Documents, then the amendments and agreements in this Forbearance Agreement will become effective on the date (the “Effective Date”) upon which: (i) Obligors shall have executed and returned the original or facsimile copy of this Forbearance Agreement to MLBFS (provide, however, that if delivery of this Forbearance Agreement is made by facsimile delivery, Obligors shall send or cause to be sent the original thereof via overnight mail to MLBFS), along with the Subordination Agreement; and (ii) an officer of MLBFS shall have executed and returned the original or facsimile copy of this Forbearance Agreement, but in no event shall the Effective Date be later than December 31, 2004. If Obligors do not return to MLBFS (a) the fully executed original copy of this Forbearance Agreement and all attachments or enclosures hereof, including but not limited to the Subordination Agreement; (b) a check for $7,500.00 to satisfy the Forbearance Fee requirement; and (c) any other documents reasonably required by MLBFS in its sole discretion, to effectuate the terms of this Forbearance Agreement all by December 30, 2004, (collectively, items (a), (b) and (c) are referred to as “Obligors’ Conditions”), or if for any other reason (other than the sole fault of MLBFS) the Effective Date shall not occur by December 31, 2004, then this Forbearance Agreement and all of the terms contained herein may, at the sole option of MLBFS, be declared to be null and void and be of no force and effect.

IN WITNESS WHEREOF, the Parties have signed and delivered this Forbearance Agreement, on or about the date stated above.

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:	/S/ MICHAEL KOZAK
Printed Name:	Michael Kozak
Title:	Vice President

OBLIGORS:

DREAMS PRODUCTS, INC.

By:	/S/ ROSS TANNENBAUM
Printed Name:	Ross Tannenbaum
Its:	President

DREAMS INC.

By:	/S/ ROSS TANNENBAUM
Printed Name:	Ross Tannenbaum
Its:	President/CEO

DREAMS FRANCHISE CORPORATION

By:	/S/ ROSS TANNENBAUM
Printed Name:	Ross Tannenbaum
Its:	President